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                                                                       EXHIBIT 5
                                                                       ---------
October 1, 1999


Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") of Baxter International Inc. (the "Registrant") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the sale of up to 69,524 shares of the Registrant's Common Stock, $1 par value (the "Shares") to be issued pursuant to the Baxter International Inc. 1994 Incentive Compensation Program (the "Plan") as specified in the Registration Statement.

I have examined and am familiar with (i) the Registrant's Restated Certificate of Incorporation and amendments thereto, (ii) its by-laws, as amended, and (iii) the corporate proceedings relating to the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion under applicable law, the Shares will be, when issued in accordance with the Plan, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.


Very truly yours,

/S/ Thomas J. Sabatino, Jr.

Thomas J. Sabatino, Jr.
Corporate Vice President and
General Counsel

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